The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated February 2, 2015
Preliminary Pricing Supplement
(To the Prospectus dated June 27, 2014 and
the Prospectus Supplement dated June 27, 2014)
$__________
Senior Medium-Term Notes, Series C
Notes Linked to the BMO Q-30 Strategy, due March 4, 2016

•
The return on the notes will depend mainly upon the performance of a hypothetical portfolio (the “Portfolio”) of stocks selected from the S&P 500® Index (the “SPX”) based upon the BMO Q-30 Strategy (the “Strategy”).  BMO Capital Markets Corp. (“BMOCM”) will rank and select the top 30 stocks in the SPX using a set of scores produced by the Strategy.

•
The Strategy was designed to find those companies that have growth potential, based on the Strategy’s financial metrics.  The Portfolio will initially be an equally-weighted basket of the top 30 ranked securities as determined by the Strategy.  The calculation agent will adjust the stocks included in the Portfolio (the “Portfolio Shares”) on a daily basis based on a set of criteria described below.  As a result, the Portfolio Shares are expected to change during the term of the notes.  We describe the Strategy in more detail below in the section “BMO Q-30 Strategy.”

•
To determine the payment at maturity for each $1,000 in principal amount of the notes, the calculation agent will determine the Indicative Note Value as of the final valuation date.  This Indicative Note Value will represent the return on a hypothetical investment of $1,000 (the “Initial Value”) multiplied by the Participation Rate of 98% ($980) in the Portfolio over the term of the notes, including changes in the value of the Portfolio Shares and the dividends paid on them (subject to the definition of Dividend Amount below).  In addition, on each trading day, the Indicative Note Value will be reduced by an Investor Fee that will accrue at the rate of 0.50% per annum.  Accordingly, in order for you not to lose any portion of your initial investment in the notes, the value of the Portfolio must increase over the term of the notes by at least a percentage equal to the cumulative effect of the Participation Rate and the Investor Fee.  We describe in more detail below how the value of the Portfolio and the Indicative Note Value will be calculated during the term of the notes and at maturity.

•	You may lose a substantial portion of your investment in the notes at maturity.

•	The notes do not pay any interest.

•	Any payment on the notes is subject to our credit risk.

•	The notes will not be listed on any securities exchange or quotation system.

•	The CUSIP number of the notes is 06366RZZ1.

•	Our subsidiary, BMOCM, is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS-7 of this pricing supplement, and the “Risk Factors” sections beginning on page S-1 of the prospectus supplement and page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this preliminary pricing supplement, the estimated initial value of the notes is less than the principal amount.  However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors—General Risks Relating to the Notes.”
	Price to Public(1)	Agent’s Commission(1)(2)	Proceeds to Us
Per $1,000 of the Notes	US$1,000.00	US$20.00	US$980.00
Total	US$ ●	US$ ●	US$ ●
(1)
Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions.  The public offering price for investors purchasing the notes in these accounts may be between $980.00 and $1,000 per $1,000 in principal amount.

(2)	The actual agent’s commission will be determined on the pricing date.

BMO CAPITAL MARKETS

KEY TERMS OF THE NOTES

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Additional Terms of the Notes.”

Issue Price of the Notes:	$1,000 per $1,000 in principal amount of the notes.

Pricing Date:	On or about February 25, 2015.

Issue Date:	On or about February 27, 2015, as determined on the pricing date.

Final Valuation Date:	On or about March 2, 2016, as determined on the pricing date.

Maturity Date:	On or about March 4, 2016, as determined on the pricing date.

Interest Payments:	None

Underlying Asset:
The notes are linked to a Portfolio of 30 equity securities that is determined by applying the Strategy.  The calculation agent will adjust the Portfolio Shares on a daily basis based on a set of criteria described below.  As a result, the Portfolio Shares are expected to change during the term of the notes.  We describe the Strategy in more detail below in the section “BMO Q-30 Strategy.”

The Strategy:	The BMO Q-30 Strategy, which ranks the top 30 stocks in the SPX according to scores derived from a set of financial metrics, as described in more detail below.

Redemption Amount:
The payment at maturity will depend upon the performance of the Portfolio and the effect of the Participation Rate and the Investor Fee.  On the maturity date, for each $1,000 in principal amount of the notes, we will pay an amount equal to the Indicative Note Value as of the close of trading on the final valuation date.

At any time, the Indicative Note Value will reflect the return of an initial hypothetical investment of $980 in the Portfolio as of the pricing date, including dividends paid on the Portfolio Shares (subject to the definition of Dividend Amount below).  The Indicative Note Value will be reduced on each trading day, as described below.  At the close of each trading day, the Portfolio will be deemed to be liquidated, and the proceeds used to make a hypothetical purchase of the stocks identified by the Strategy based on the prior trading day’s Strategy scores.  We discuss this process in more detail below in the section “The Indicative Note Value.”

As discussed in more detail below, in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that equals or exceeds the price to public of the notes, the value of the Portfolio must increase over the term of the notes by at least a percentage equal to the cumulative effect of the Participation Rate and the Investor Fee.  If the value of the Portfolio does not increase by at least this amount, the Redemption Amount will be less, and could be substantially less, than the price to public of the notes.

Participation Rate:	98%

Indicative Note Value:
On the pricing date, the Indicative Note Value will be equal to the Initial Value of $1,000 multiplied by the Participation Rate, or $980.  On each subsequent trading day, it will be equal to (i) the Indicative Note Value as of the close of the immediately preceding trading day multiplied by (ii) the Portfolio Factor for that day minus (b) the Investor Fee for that day.

Portfolio Factor:	On any trading day, (a) the Portfolio closing level on that day divided by (b) the Portfolio closing level on the immediately preceding trading day.

Investor Fee Percentage:	0.50% per annum

Investor Fee:
On any trading day, the product of (a) the Indicative Note Value as of the close of the immediately preceding trading day, (b) the Investor Fee Percentage and (c) (i) the number of calendar days from and including the immediately preceding trading day to the current trading day divided by (ii) 360.

Calculation Agent:	BMOCM

CUSIP:	06366RZZ1

The pricing date and the issue date of the notes are subject to change. The actual pricing date, issue date, final valuation date and maturity date for the notes will be set forth in the final pricing supplement relating to the notes.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only; they do not purport to be representative of every possible scenario concerning increases or decreases in the closing level of the Portfolio and the related effect on the Indicative Note Value.  The following hypothetical examples illustrate the Indicative Note Value at the end of each month, including at maturity, if you had purchased $1,000 in principal amount of the notes, and give effect to the 98% Participation Rate.  Example 1 assumes that the Portfolio closing level increases at a constant rate of 1% every month through maturity, while Example 2 assumes that the Portfolio closing level decreases at a constant rate of 1% every month through maturity.  Example 3 assumes that the Portfolio closing level increases at a rate of 1% every month for the first six months and then decreases at a rate of 1% every month for the next six months, while Example 4 assumes the reverse, that the Portfolio closing level decreases at a rate of 1% every month for the first six months and then increases at a rate of 1% every month for the next six months.

For ease of analysis and presentation, the examples below assume that trading days occur once a month so that the Portfolio Factor, the Investor Fee and the Indicative Note Value are recalculated only once a month, at the end of each month. However, the actual Investor Fee will accrue each calendar day until the maturity date, the actual Portfolio Factor, Investor Fee and Indicative Note Value will be calculated each trading day after the pricing date up to and including the final valuation date.  The hypothetical Portfolio closing level in the examples below is 100.00 on the pricing date.  Numbers appearing in the examples below have been rounded for convenience.

These examples highlight the impact of the Investor Fee on the Indicative Note Value under different circumstances. Because the Investor Fee takes into account the performance of the Portfolio, the absolute amount of the Investor Fee is dependent on the path taken by the Portfolio. As a result, the actual Investor Fee may be greater than or less than the hypothetical Investor Fee (which is calculated monthly) shown in these examples. The hypothetical Indicative Note Value for the end of the one-year period is as of the hypothetical final valuation date, and given the indicated assumptions, a holder will receive a payment at maturity in the indicated amount, according to the indicated formula.

Example 1

Period End	Hypothetical Portfolio Closing Level	Hypothetical Portfolio Factor	Hypothetical Investor Fee	Hypothetical Indicative Note Value
A	B	C	D	E
t		Bt / Bt-1	Et-1 x Investor Fee Percentage x (360/360)	(Et-1 x Ct) - Dt
0	100.00	—	—	$980.00
1	101.00	1.01	$4.90	$984.90
2	102.01	1.01	$4.92	$989.82
3	103.03	1.01	$4.95	$994.77
4	104.06	1.01	$4.97	$999.75
5	105.10	1.01	$5.00	$1,004.75
6	106.15	1.01	$5.02	$1,009.77
7	107.21	1.01	$5.05	$1,014.82
8	108.29	1.01	$5.07	$1,019.89
9	109.37	1.01	$5.10	$1,024.99
10	110.46	1.01	$5.12	$1,030.12
11	111.57	1.01	$5.15	$1,035.27
12	112.68	1.01	$5.18	$1,040.44(1)

(1) This hypothetical Indicative Note Value is as of the hypothetical final valuation date and represents the Redemption Amount for this example. For you to receive a Redemption Amount equal to or greater than the price to public of the notes, the value of the Portfolio must increase by at least a percentage equal to the cumulative effect of the Participation Rate and the Investor Fee.  If the value of the Portfolio does not increase by at least this amount, you will lose some or all of your initial investment in the notes.  Please see the section “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss.”

Example 2

Period End	Hypothetical Portfolio Closing Level	Hypothetical Portfolio Factor	Hypothetical Investor Fee	Hypothetical Indicative Note Value
A	B	C	D	E
t		Bt / Bt-1	Et-1 x Investor Fee Percentage x (360/360)	(Et-1 x Ct) - Dt
0	100.00	—	—	$980.00
1	99.00	0.99	$4.90	$965.30
2	98.01	0.99	$4.83	$950.82
3	97.03	0.99	$4.75	$936.56
4	96.06	0.99	$4.68	$922.51
5	95.10	0.99	$4.61	$908.67
6	94.15	0.99	$4.54	$895.04
7	93.21	0.99	$4.48	$881.62
8	92.27	0.99	$4.41	$868.39
9	91.35	0.99	$4.34	$855.37
10	90.44	0.99	$4.28	$842.54
11	89.53	0.99	$4.21	$829.90
12	88.64	0.99	$4.15	$817.45(1)

(1) This hypothetical Indicative Note Value is as of the final valuation date and represents the Redemption Amount for this example.

Example 3

Period End	Hypothetical Portfolio Closing Level	Hypothetical Portfolio Factor	Hypothetical Investor Fee	Hypothetical Indicative Note Value
A	B	C	D	E
t		Bt / Bt-1	Et-1 x Investor Fee Percentage x (360/360)	(Et-1 x Ct) - Dt
0	100.00	—	—	$980.00
1	101.00	1.01	$4.90	$984.90
2	102.01	1.01	$4.92	$989.82
3	103.03	1.01	$4.95	$994.77
4	104.06	1.01	$4.97	$999.75
5	105.10	1.01	$5.00	$1,004.75
6	106.15	1.01	$5.02	$1,009.77
7	105.09	0.99	$5.05	$994.62
8	104.04	0.99	$4.97	$979.70
9	103.00	0.99	$4.90	$965.01
10	101.97	0.99	$4.83	$950.53
11	100.95	0.99	$4.75	$936.28
12	99.94	0.99	$4.68	$922.23(1)

(1) This hypothetical Indicative Note Value is as of the final valuation date and represents the Redemption Amount for this example. For you to receive a Redemption Amount equal to or greater than the price to public of the notes, the value of the Portfolio must increase by at least a percentage equal to the cumulative effect of the Participation Rate and the Investor Fee.  If the value of the Portfolio does not increase by at least this amount, you will lose some or all of your initial investment in the notes.  Please see the section “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss.”

Example 4

Period End	Hypothetical Portfolio Closing Level	Hypothetical Portfolio Factor	Hypothetical Investor Fee	Hypothetical Indicative Note Value
A	B	C	D	E
t		Bt / Bt-1	Et-1 x Investor Fee Percentage x (360/360)	(Et-1 x Ct) - Dt
0	100.00	—	—	$980.00
1	99.00	0.99	$4.90	$965.30
2	98.01	0.99	$4.83	$950.82
3	97.03	0.99	$4.75	$936.56
4	96.06	0.99	$4.68	$922.51
5	95.10	0.99	$4.61	$908.67
6	94.15	0.99	$4.54	$895.04
7	95.09	1.01	$4.48	$899.52
8	96.04	1.01	$4.50	$904.01
9	97.00	1.01	$4.52	$908.53
10	97.97	1.01	$4.54	$913.08
11	98.95	1.01	$4.57	$917.64
12	99.94	1.01	$4.59	$922.23(1)

(1) This hypothetical Indicative Note Value is as of the final valuation date and represents the Redemption Amount for this example. For you to receive a Redemption Amount equal to or greater than the price to public of the notes, the value of the Portfolio must increase by at least a percentage equal to the cumulative effect of the Participation Rate and the Investor Fee.  If the value of the Portfolio does not increase by at least this amount, you will lose some or all of your initial investment in the notes.  Please see the section “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss.”

We cannot predict the actual Indicative Note Value on any trading day or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the maturity date. The actual Redemption Amount and the rate of return on the notes will depend on the actual Indicative Note Value on the final valuation date. Moreover, the assumptions on which the examples above are based, including the assumptions that the Index Factor, the Investor Fee and the Indicative Note Value are calculated monthly, are purely for illustrative purposes. Consequently, your Redemption Amount may be very different from the amounts reflected in the examples above.

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm

•	Prospectus dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

ADDITIONAL RISK FACTORS

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  The notes are a riskier investment than ordinary debt securities.  In addition, the notes are not equivalent to investing directly in any Portfolio Shares.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal. There is no minimum payment on the notes, and you could lose all or substantially all of your initial investment in the notes.  The amount payable on the notes at maturity will depend on the performance of the Portfolio and the Investor Fee.  This amount may be less, and possibly significantly less, than your initial investment. In addition, the Portfolio must increase in value by at least a percentage equal to the cumulative effect of the Participation Rate and the Investor Fee in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that equals or exceeds the price to public of the notes. You may incur a loss, even if the value of the Portfolio increases (but by less than is sufficient to offset the cumulative effect of the Participation Rate and the Investor Fee).

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Portfolio Shares or a security directly linked to the performance of the Portfolio Shares.  The return on your notes will not necessarily reflect the return you would realize if you actually owned the Portfolio Shares or a security directly linked to the performance of the Portfolio Shares and held that investment for a similar period.  Your notes may trade quite differently from the Portfolio Shares.  Changes in the prices and dividend yields of the Portfolio Shares may not result in comparable changes in the market value of your notes.  Even if the prices and dividend yields of the Portfolio Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Portfolio Shares increase.

Our initial estimated value of the notes will be lower than the price to public.  Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes will exceed our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party.  Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include our credit spreads and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.

As of the date on the cover of this document, we expect to record a value of the notes on our financial statements of $975.90 per $1,000 in principal amount.  On the pricing date, this value may be different, but we do not expect it to be less than $960.00.  The difference between this estimated value and the principal amount results primarily from our credit spreads, and the value of the debt obligation represented by the notes.  (The difference does not result, for example, from the impact of the agent’s commission and Investor Fee included in the terms of the notes.)  However, in contrast to our financial statements, we have been advised that BMOCM does not currently expect to value the notes in any secondary transaction based upon our credit spreads; accordingly, it has advised us that, as of the pricing date, in any hypothetical repurchase transaction for the notes, although it is not obligated to do so, it would be prepared to repurchase the notes at a price reflecting their principal amount, less a customary bid/ask spread. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated values do not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

Certain costs may adversely affect the value of the notes.  Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices may take into account our then-current market credit spreads, and because any secondary market prices may exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

Any increase in the price of one or more Portfolio Shares may be offset by decreases in the price of one or more other Portfolio Shares.  The price of one or more Portfolio Shares may increase while the price of one or more other Portfolio Shares decreases.  Therefore, in determining the Indicative Note Value at any time, increases in the price of one Portfolio Share may be moderated, or wholly offset, by decreases in the price of one or more other Portfolio Shares.

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors.  The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Portfolio Shares;

•	the dividend yields of the Portfolio Shares;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Portfolio Shares;

•	interest rates in the market; and

•	the amount of the Investor Fee that accrues on the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than your initial investment.

Payment on the notes is subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes.  The notes are our senior unsecured debt securities.  The payment amount due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the values and dividend yields of the Portfolio Shares increase after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

We will not hold any Portfolio Shares for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any Portfolio Shares that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Portfolio Shares.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Portfolio Shares.  In the ordinary course of our business, we and our affiliates may have expressed views about expected movements in one or more Portfolio Shares, and may do so in the future.  These views or reports may be communicated to our clients.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Portfolio Share may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Portfolio Shares and their respective issuers (each a “Portfolio Share Issuer”) from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

Our trading and other transactions relating to the Portfolio Shares, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Portfolio Shares, futures or options relating to the Portfolio Shares, or other derivative instruments with returns linked or related to changes in the performance of the Portfolio Shares.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Portfolio Shares, and therefore, the market value of the notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to the Portfolio Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Portfolio Shares and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Strategy or changes in the performance of the Portfolio Shares.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we or one or more of our affiliates expect to engage in trading activities related to the Portfolio Shares that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Portfolio Shares, could be adverse to the interests of the holders of the notes.  We or one or more of our affiliates may, at present or in the future, engage in business with the Portfolio Share Issuers, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Portfolio Shares or the Strategy.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the prices of the Portfolio Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Indicative Note Value, the Redemption Amount, and whether any market disruption event has occurred.  The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Portfolio Share Issuer may undertake.  The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Portfolio Shares should not be taken as an indication of their future performance.  The values of the Portfolio Shares will be the main component used in determining the Redemption Amount.  The historical performance of the Portfolio Shares does not necessarily give an indication of their future performance, and in any event, the Portfolio Shares are expected to change during the term of the notes.  As a result, it is impossible to predict whether the prices of the Portfolio Shares will rise or fall during the term of the notes.  The prices of the Portfolio Shares will be influenced by complex and interrelated political, economic, financial and other factors.

The value of the Portfolio Shares will only include those dividends that are paid by each Portfolio Share Issuer (subject to the definition of Dividend Amount below).  Although dividends and distributions on one or more of the Portfolio Shares may have historically been declared by the applicable board of directors, each board is not required to do so and may reduce or eliminate those dividends in the future.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Tax Considerations” in this pricing supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes.  Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Strategy and the Portfolio Shares

The Strategy does not guarantee a positive return on the notes. The Portfolio Shares will be selected from time to time during the term of the notes in the manner described in this pricing supplement.  However, there can be no assurance that any Portfolio Share, or the Portfolio in its entirety, will perform as intended. The performance of the Portfolio may be worse than the performance of the equities markets generally, and worse than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. The Strategy and its criteria may not identify those securities that will increase in value in the future.  The Portfolio may decrease in value over the term of the notes, resulting in a Redemption Amount that is less than your initial investment in the notes.  Our offering of the notes does not constitute our recommendation or the recommendation of any of our affiliates to invest in any Portfolio Shares.

The initial Portfolio Shares are not yet known, and are expected to change over the term of the notes. The Portfolio will be reweighted on a daily basis.  The composition of the Portfolio may change, possibly to a significant extent, on a daily basis.  Accordingly, the identity of the initial Portfolio Shares will not be known until after the end of the pricing date, and after you make your decision to purchase the notes. While the Portfolio Shares, determined as of January 27, 2015, are listed in this pricing supplement, it is impossible for you or us to know for certain before you make your investment decision the identity of the Portfolio Shares during any portion of the term of the notes.

In addition, at the end of each trading day, the Portfolio will be deemed to be liquidated, with the proceeds, net of the Investor Fee, reinvested in equal dollar amounts in the new Portfolio Shares.

As calculation agent, BMOCM will have a conflict of interest with respect to the notes.  Our affiliate, BMOCM, is the calculation agent.  Accordingly, it will determine the Portfolio Shares, and may make changes to the Strategy from time to time that affect the payment on the notes.  If the calculation agent ceases to calculate the Strategy and the value of the Portfolio, the notes may be called.  In acting as calculation agent, BMOCM will have no obligation to consider the interests of holders of the notes, and its determinations will be binding upon holders of the notes.

The Strategy is based to an extent on information provided by third party providers.  Data provided by services such as the Bloomberg Application Programming Interface (“Bloomberg API”) are used to select the Portfolio Shares.  There can be no assurance that the information that these providers make available will be reliable or accurate.  Certain significant information used to determine the Portfolio Shares, such as new financial and earnings information reported by the relevant companies, is not typically reflected immediately in the daily data provided by Bloomberg API.  Several trading days or more may pass before such information is reflected in that data.  The calculation agent does not expect to make any adjustment to the data provided by Bloomberg API, or the method of selecting the Portfolio Shares, to reflect any recent financial or other information that is not reflected in this data, whether or not it is aware of that information.  It is possible that a Portfolio selected based on more current data would perform better or worse than the Portfolio selected as described in this pricing supplement.

The identity of the Portfolio Shares and the Indicative Note Value will not be publicly available during the term of the notes.  There is no public website or other similar source of information that indicates changes to the Portfolio Shares, the composition of the current Portfolio or the Indicative Note Value.  You or your financial advisor will need to contact BMOCM to obtain this information at any time.

The Strategy has no actual historical information. Because the Strategy was first initiated in August 2014, and no actual historical performance data exists with respect to it, your investment in the notes involves a greater risk than investing in securities linked to one or more indices with an established record of performance.

You will not have any shareholder rights and will have no right to receive any Portfolio Shares at maturity.  Investing in the notes does not provide you with any direct or indirect ownership interest in the Portfolio Shares.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the dividends paid on the Portfolio Shares are reflected in the amount payable on the notes, subject to the definition of Dividend Amount below) or any other rights with respect to any of these securities.

The Strategy has not been designed to identify a sector-neutral portfolio, and correlation among the Portfolio Shares may affect the value of your notes.  The Portfolio Shares may not represent a diversified portfolio of securities.  To the extent that the Portfolio Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities.  The Portfolio Shares may be concentrated in a limited number of industries, because the Strategy may overweight sectors that demonstrate the Strategy’s desired characteristics. As a result, an investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Portfolio.

No Portfolio Share Issuer will have any role or responsibilities with respect to the notes.  None of the Portfolio Share Issuers will have authorized or approved the notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the notes or the amount to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Portfolio Shares or the notes.  No such company will receive any of the proceeds from any offering of the notes.  No Portfolio Share Issuer or any other company will be responsible for, or participate in, the determination or calculation of the amount to be paid on the notes.

We do not control any Portfolio Share Issuer and we are not responsible for any disclosure made by any other company.  Neither we nor any of our affiliates have the ability to control the actions of any Portfolio Share Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Portfolio Share.  We are not responsible for any other issuer’s public disclosure of information on itself or any Portfolio Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise.  We will not perform any due diligence procedures with respect to the applicable Portfolio Share Issuers.  You should make your own investigation into the Portfolio Share Issuers.

Changes to the SPX may adversely affect the Portfolio.  The Portfolio Shares are selected from the SPX.  Accordingly, changes in the methodology used to select the components of the SPX may change the companies included in the SPX.  Any replacement companies included in the SPX and included in the Portfolio may not perform as well as the companies that they replace. We have no control over the sponsor of the SPX, and no ability to determine which companies will be included in the SPX

Industry consolidation and other corporate events may alter the composition of the Portfolio.  If a Portfolio Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Portfolio Share’s place in the Portfolio, including if the stock of the acquiring company is already in the Portfolio.  Consequently, any consolidation among issuers of the Portfolio Shares will result in an increased weighting in the Portfolio of the surviving company.  The effects on the Portfolio of consolidation transactions and other reorganization events with respect to the Portfolio Shares are described in “Additional Terms of the Notes—Anti-dilution Adjustments.”

You will have limited anti-dilution protection with respect to the Portfolio Shares.  The calculation agent will adjust the Starting Price (as defined below) of a Portfolio Share for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Additional Terms of the Notes—Anti-dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect a Portfolio Share.  For example, the calculation agent will not make any adjustments for events such as an offering by a Portfolio Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Portfolio Share, and adversely affect the value of your notes.

BMO Q-30 STRATEGY

The BMO Q-30 Strategy (the “Strategy”) was created by our subsidiary, BMOCM.

Initially, the Portfolio will be comprised of the equity securities of the top 30 ranked companies included in the SPX (the “Portfolio Shares”) based on the Strategy.  The calculation agent will select the Portfolio Shares by applying the Strategy to create daily rankings of the SPX components based on scores derived from a set of financial metrics.  Portfolio Shares remain in the Portfolio until a company falls outside the top 30 daily ranked companies, at which time that company’s shares will be replaced by the shares of the next highest ranked company that is not already in the Portfolio.

The Strategy

The Strategy generates scores for the SPX components based on five factors that often serve as indicators of the growth potential of companies, and identifies the stocks that most exhibit these characteristics. The assessment of these characteristics is based on objective calculations that do not require any forecasts or discretionary investment judgments by a portfolio manager.

The five factors are as follows.  The data for each of the factors is derived from the Bloomberg API.  As noted in more detail below, a lower score for each factor (1 to 500) reflects a higher ranking within the SPX.

•
Price to Earnings (“P/E”) Ratio – calculated using the current trading price per share of common stock of a company divided by its latest four quarter trailing operating earnings per share. The lower the P/E Ratio, the lower a company’s score will be for this factor.

•
Price to Book Value Ratio – calculated using the current trading price per share of common stock of a company divided by the average of the last four quarterly book values per share for that company.  The lower the Price to Book Value Ratio, the lower a company’s score will be for this factor.  For purposes of this factor, book value is defined as:

•
Return on Equity (“ROE”) – calculated using the latest quarterly operating earnings per share for a company divided by its latest available book value per share.  The higher the ROE, the lower a company’s score will be for this factor.

•	Price Momentum – calculated as the year-over-year price change per share of common stock of a company. The higher the Price Momentum, the lower a company’s score will be for this factor.

•
Earnings Momentum – calculated using the difference in the current quarterly operating earnings per share and the quarterly operating earnings per share reported in the previous year for a company divided by its current trading price per share of common stock.  The higher the Earnings Momentum, the lower a company’s score will be for this factor.

To determine the Portfolio, the calculation agent will apply the Strategy and rank and sort each eligible company in the SPX based on its scores, which will be generated at the beginning of each trading day from the relevant prior trading day’s closing values.  For each individual factor described above, the company that most strongly exhibits that factor will be assigned the lowest possible score of 1, while the company that least strongly exhibits that same factor will be assigned the highest possible score of 500. Each company will receive five scores in total, one in respect of each of the factors above. Those five scores will be added together to determine the company’s “composite score.” Each factor will have an equal weighting, so that the Strategy does not favor any one factor over another.  The calculation agent will then rank the companies based on their composite scores to create a “composite portfolio,” in which the lowest scoring company will rank first and the highest scoring company will rank last. Based on the “composite portfolio” rankings, the calculation agent will select the top 30 securities for the Portfolio.  In the rare instance where two or more companies have the same composite score and share the 30th spot on the ranking list, the calculation agent will incorporate those companies into the Portfolio, and each of the companies with that same score will account together for 1/30th of the Portfolio.  For example, two companies with the same score will each be deemed to constitute 1/60th of the Portfolio.

In some cases, such as newly listed companies, Bloomberg API will not provide information as to one or more of the factors.  In those cases, the calculation agent will ascribe the highest possible score to the relevant company as to that factor.  This will reduce the likelihood that such a company will be selected for the Portfolio, even if such a company would, if it had a longer trading history, have been included in the Portfolio.

Certain types of entities, such as real estate investment trusts, that are treated as pass-thru entities for U.S. federal income tax purposes, are not eligible for inclusion in the Portfolio, and would be replaced by the company with the next lowest score.  In addition, a company’s shares may also not be included in the Portfolio if the calculation agent reasonably determines that the relevant company is subject to any material publicly-announced review, investigation, cease-trading or other remedial order by any government, regulatory authority or stock exchange. We may also exclude any securities from the Portfolio that are subject to any material trading restrictions or other restrictions under our internal policies or those of our affiliates.

Due to its objective nature, the composite portfolio identified by the Strategy, and hence the Portfolio, may overweight sectors that demonstrate the Strategy’s desired characteristics. The Strategy has not been designed to identify a sector-neutral portfolio.

Changes to the Strategy; Discontinuance

The calculation agent reserves the right to make changes to the methodology described in this section.  For example, if any of the information sources described in this section becomes unavailable, or if the calculation agent determines that the relevant criterion can be determined more appropriately by another means, the calculation agent may alter its method for determining one or more of the five factors described above.

If the calculation agent ceases to calculate the Strategy and determine the value of the Portfolio, we may call the notes at a price that will be based upon the most recent obtainable value of the Portfolio.

Determinations by the Calculation Agent

The calculation agent will make all determinations relating to the Strategy.  These determinations may have an adverse effect on the performance of the notes.

Hypothetical Portfolio Shares

This section sets forth the securities that would constitute the Portfolio Shares, if the Portfolio was selected as of the close of trading on January 27, 2015.  We are providing this information solely for informational purposes, as the Portfolio Shares are expected to change, possibly in their entirety, both on or prior to the pricing date, and over the term of the notes.  Accordingly, you should not purchase the notes solely because you seek an investment linked to these securities.  The Portfolio Shares that will be set forth in the final pricing supplement may differ to a significant extent from those listed below.

Portfolio Share Issuer Name	Ticker

The AES Corporation	AES
Aetna Inc.	AET
Aflac Incorporated	AFL
The Allstate Corporation	ALL
Caterpillar Inc.	CAT
Computer Sciences Corporation	CSC
CSX Corporation	CSX
Chevron Corporation	CVX
Delta Air Lines, Inc.	DAL
Exelon Corporation	EXC
Gannett Co., Inc.	GCI
Gilead Sciences, Inc.	GILD
The Gap, Inc.	GPS
Halliburton Company	HAL
The Hartford Financial Services Group, Inc.	HIG
Hewlett-Packard Company	HPQ
Lincoln National Corporation	LNC
LyondellBasell Industries N.V.	LYB
MetLife, Inc.	MET
Marathon Petroleum Corporation	MPC
Micron Technology, Inc.	MU
Northrop Grumman Corporation	NOC
PG&E Corporation	PCG
The Progressive Corporation	PGR
PulteGroup, Inc.	PHM
Ryder System, Inc.	R
The Travelers Companies, Inc.	TRV
Tesoro Corporation	TSO
UnitedHealth Group Incorporated	UNH
Valero Energy Corporation	VLO

THE INDICATIVE NOTE VALUE

Initial Value

The “Initial Value” will represent a hypothetical initial investment in the Portfolio as of the pricing date of $1,000 multiplied by the Participation Rate of 98%, and will equal $980. Because the Participation Rate is less than 100%, less than your entire investment in the notes will be deemed to be applied to the Portfolio.

For example, if there are initially 30 stocks in the Portfolio, there would be $32.67 of the $980 available to purchase each stock. The number of shares deemed to be purchased will be dependent on the closing price of each stock, as set forth in the following table:

Stock	Closing Stock Price on Pricing Date	Deemed Value of Shares	Number of Shares Deemed to Be Purchased

1	$30.00	$32.67	1.09
2	$29.00	$32.67	1.13
3	$28.00	$32.67	1.17
4	$27.00	$32.67	1.21
5	$26.00	$32.67	1.26
6	$25.00	$32.67	1.31
7	$24.00	$32.67	1.36
8	$23.00	$32.67	1.42
9	$22.00	$32.67	1.49
10	$21.00	$32.67	1.56
11	$20.00	$32.67	1.63
12	$19.00	$32.67	1.72
13	$18.00	$32.67	1.82
14	$17.00	$32.67	1.92
15	$16.00	$32.67	2.04
16	$15.00	$32.67	2.18
17	$14.00	$32.67	2.33
18	$13.00	$32.67	2.51
19	$12.00	$32.67	2.72
20	$11.00	$32.67	2.97
21	$10.00	$32.67	3.27
22	$9.00	$32.67	3.63
23	$8.00	$32.67	4.08
24	$7.00	$32.67	4.67
25	$6.00	$32.67	5.45
26	$5.00	$32.67	6.53
27	$4.00	$32.67	8.17
28	$3.00	$32.67	10.89
29	$2.00	$32.67	16.34
30	$1.00	$32.67	32.67

Determining the Indicative Note Value, the Portfolio Factor and the Portfolio Closing Level

After the pricing date, on any trading day, including the final valuation date, the Indicative Note Value will be calculated by multiplying the Indicative Note Value as of the immediately preceding trading day (or the pricing date, as applicable) by the Portfolio Factor for that day and then subtracting the Investor Fee for that day.

On any trading day, the Portfolio Factor will equal the Portfolio closing level for that day divided by the Portfolio closing level on the immediately preceding trading day.  The Portfolio closing level on any trading day will equal the sum of the Stock Performance for each Portfolio Share.

On any trading day, the Stock Performance for each Portfolio Share will be calculated as follows:

The “Current Price” for each stock will equal its closing price on that trading day plus any “Dividend Amount.”  The “Starting Price” for that stock will equal its closing price on the preceding trading day (or the pricing date, as applicable).  The “Portfolio Weighting” will be a fraction equal to one divided by the total number of stocks in the Portfolio.  The Portfolio Weighting for each Portfolio Share will typically be 1/30th.

The Dividend Amount on any trading day for a Portfolio Share will be (1) on the trading day immediately preceding an ex-dividend date for that Portfolio Share, an amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and special dividends) declared by the issuer of that stock on the relevant declaration date, or (2) on all other trading days, zero.

Daily Rebalancing of the Portfolio

Each trading day, the calculation agent will determine the Portfolio Shares through the application of the Strategy’s stock screening procedure.  The calculation agent will begin by determining the Indicative Note Value as of the close of trading on the preceding trading day as described in “—Determining the Indicative Note Value, the Portfolio Factor and the Portfolio Closing Level” above. The Portfolio then will be deemed to have been liquidated as of the close of the current trading day, yielding an amount equal to that value. That value will then be deemed to be reinvested in an equal-weighted basket comprised of the new Portfolio Shares that are selected based on the prior trading day’s Strategy scores, as described in “—Initial Value and the Price to Public” above. This deemed reinvestment will occur even if the securities in the Portfolio remain the same from one trading day to the next. This process will be repeated on each trading day between the pricing date and the final valuation date of the notes.

If the calculation agent determines that a market disruption event or similar event occurs on a trading day as to any Portfolio Share, the calculation agent will determine the value of that Portfolio Share on the first trading day thereafter on which no such event occurs or is continuing.  However, no such determination will be postponed by more than 10 trading days.  If on the 10th scheduled trading day after the applicable trading day, a market disruption event occurs or is continuing, the calculation agent will value that Portfolio Share using such means as it determines to be reasonable, and that Portfolio Share will be removed from the Portfolio.  See “Additional Terms of the Notes—Consequences of Market Disruption Events.”  Accordingly, the reallocation of the Portfolio may not be completed until after the applicable trading day.

No Interest in Any Portfolio Shares

The Portfolio is solely a hypothetical calculation.  As a holder of the notes, you will not have any direct or indirect ownership in the Portfolio Shares.  We may or may not own some or all of these securities at any time.  If we do hold any such securities, you will have no right to receive any of them, and the payment on the notes will be made solely in cash.

Anti-dilution Adjustments

The calculation agent will adjust the then applicable Starting Price for any Portfolio Share if any of the dilution events described below occurs with respect to that Portfolio Share.

The calculation agent will adjust the Starting Price for any Portfolio Share as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Portfolio Share.  The Starting Price for each Portfolio Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Portfolio Share.

If more than one anti-dilution event requiring adjustment occurs with respect to the Starting Price of any Portfolio Share, the calculation agent will adjust the Starting Price of that Portfolio Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  As a result, having adjusted the Starting Price for a Portfolio Share for the first event, the calculation agent will adjust the Starting Price for that same Portfolio Share for the second event, applying the required adjustment to the Starting Price as already adjusted for the first event, and so on for each event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to the notes, that results solely from that event.  The calculation agent may also adjust the Starting Price, the Current Price, the number of shares of the applicable Portfolio Share included in the Portfolio, or the amount of dividends paid on the applicable Portfolio Share in order to ensure an appropriate result.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Portfolio Share is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Starting Price by dividing the prior Starting Price — that is, the Starting Price before the stock split or stock dividend — by an amount equal to: (1) the number of shares of the applicable Portfolio Share outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Portfolio Share outstanding immediately before the stock split or stock dividend becomes effective.  The calculation agent will also increase the number of applicable shares deemed to be included in the Portfolio.  These adjustments will not be made, however, unless:

•
in the case of a stock split, the first day on which that Portfolio Share trades without the right to receive the stock split occurs after the pricing date and on or before the final valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the final valuation date.

The ex-dividend date for any dividend or other distribution with respect to a Portfolio Share is the first day on which that Portfolio Share trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a Portfolio Share is subject to a reverse stock split, then the calculation agent will adjust its Starting Price by multiplying the prior Starting Price by an amount equal to:  (a) the number of Portfolio Shares outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of Portfolio Shares outstanding immediately after the reverse stock split becomes effective.  The calculation agent will also decrease the number of applicable shares deemed to be included in the Portfolio.  These adjustments will not be made, however, unless the reverse stock split becomes effective after the pricing date and on or before the final valuation date.

Transferable Rights and Warrants

If a Portfolio Share Issuer issues transferable rights or warrants for all holders of that Portfolio Share to subscribe to or purchase that Portfolio Share at an exercise price per share that is less than the closing price of the Portfolio Share on the business day before the ex-dividend date for the issuance, then the applicable Starting Price will be adjusted by multiplying the prior Starting Price by the following fraction:

•
the numerator will be the number of Portfolio Shares outstanding at the close of business on the day before that ex-dividend date plus the number of additional Portfolio Shares that the aggregate offering price of the total number of shares of the applicable Portfolio Share so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of Portfolio Shares outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Portfolio Share offered for subscription or purchase under those transferable rights or warrants.

The Starting Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the final valuation date.

Reorganization Events

If a Portfolio Share Issuer undergoes a reorganization event in which property other than the applicable Portfolio Share — e.g., cash and securities of another issuer — is distributed in respect of that Portfolio Share, then, for purposes of calculating its Stock Performance, the calculation agent will determine the Current Price of that Portfolio Share on the applicable determination date to equal the value of the cash, securities and other property distributed in respect of each Portfolio Share.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Portfolio Share.

Each of the following is a reorganization event with respect to a Portfolio Share:

•	the Portfolio Share is reclassified or changed;

•
the Portfolio Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Portfolio Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Portfolio Share Issuer effects a spin-off — that is, issues to all holders of that Portfolio Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Portfolio Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Portfolio Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Portfolio Share, and the calculation agent does not substitute another stock for that Portfolio Share as described in “—Substitution” below, then the calculation agent will determine the applicable Current Price so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one Portfolio Share, as that Portfolio Share existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the final valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of a Portfolio Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the Current Price of a Portfolio Share to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if that Portfolio Share were outstanding and were affected by the same kinds of events.

For example, if a Portfolio Share Issuer merges into another company and each Portfolio Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then the closing price of that Portfolio Share will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of that closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Portfolio Share.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Portfolio Share.  If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price of the Portfolio Share.  In the case of a spin-off, the distribution property also includes the Portfolio Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Portfolio Share as described above.  Consequently, in this pricing supplement, when we refer to a Portfolio Share, we mean any distribution property that is distributed in a reorganization event in respect of that Portfolio Share.  Similarly, when we refer to a Portfolio Share Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Portfolio Share upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Portfolio Share.  In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Portfolio Share.  For all purposes, the substitute stock will be deemed to be that Portfolio Share for all purposes of the notes.  The calculation agent will have the right to make such adjustments to the calculation of the payment on the notes as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result, for example, if an event of the type described in this section occurs on the pricing date, or on any trading day, including the final valuation date.

ADDITIONAL TERMS OF THE NOTES

This pricing supplement, and the accompanying prospectus dated June 27, 2014 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series C, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 27, 2014.  Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

We will not pay periodic interest payments on the notes.

Final Valuation Date

The final valuation date will occur on March 2, 2016.  If the final valuation date is not a trading day as to any Portfolio Share, the final valuation date for that security will be postponed as to that security to the next trading day.  If the calculation agent determines that a market disruption event occurs or is continuing on the final valuation date as to one or more of such securities, the price of the applicable securities will be determined as set forth in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be March 4, 2016, unless that date is not a business day, in which case the maturity date will be the next following business day.  If the final valuation date is postponed as provided above, the maturity date will be postponed by the same number of business days.  No interest will accrue on the notes as a result of any postponement of the maturity date.

Certain Definitions

Business Day.  A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Portfolio Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that security.

Closing Price.  The closing price for any Portfolio Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Portfolio Share is listed for trading on that day, or

•
if that Portfolio Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Portfolio Share.

If that Portfolio Share is not listed or traded as described above, then the closing price for that Portfolio Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers needs to exceed three and may include the calculation agent or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Portfolio Shares occurs or is continuing on the final valuation date, the price of any affected Portfolio Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs.  In no event, however, will the final valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on the final valuation date, the determination of its price could also be postponed, although not by more than ten trading days.  If the scheduled final valuation date is postponed, the maturity date will be postponed by the same number of business days.

If the final valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Portfolio Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Portfolio Share:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described above, calculated as if the date of acceleration were the final valuation date.  The amount of dividends for each Portfolio Share will only include dividends declared and paid through that date (subject to the definition of Dividend Amount above).

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the composition of the Portfolio, the prices of the Portfolio Shares, the Redemption Amount, dividends paid on the Portfolio Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

The notes will not be listed on any securities exchange.

SUPPLEMENTAL TAX CONSIDERATIONS

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, should not be subject to Canadian Non-Resident withholding tax.

Supplemental U.S. Federal Income Tax Considerations

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus and who will purchase the notes upon original issuance and will hold the notes as capital assets for U.S. federal income tax purposes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether a Portfolio Share Issuer would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a Portfolio Share Issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by Portfolio Share Issuers and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled derivative contract in respect of the Portfolio for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible that a holder would be required to include the Dividend Amount (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. It is also possible that amounts received by a holder upon maturity of the notes could be characterized as dividends to the extent that such amounts are attributable to the Dividend Amount. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

The Internal Revenue Service could also assert that a holder should be required to treat any amounts attributable to the Investor Fee as a separate investment expense.  The deduction of any such deemed expenses would generally be subject to a 2% floor on miscellaneous itemized deductions applicable to a holder who is an individual, trust or estate.  Such amount would correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a holder with respect to an investment in the notes.

Because the Portfolio periodically rebalances, it is possible that a deemed taxable change has occurred on one or more of the rebalancing dates or that the notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain on each trading day equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.  In addition, it is possible that the amount a holder receives upon sale or maturity that is attributable to the Dividend Amount (and any interest earned thereon) will be taxable as ordinary income. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to payments made after June 30, 2014. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.   Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Portfolio Shares, or listed or over-the-counter options, futures and other instruments linked to the Portfolio Shares.  In addition, from time to time after we issue the notes, including around the time of each trading day and the final valuation date (including any accelerated final valuation date), we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Portfolio Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Portfolio Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Portfolio Shares.  We expect these steps to involve sales of instruments linked to the Portfolio Shares on or shortly before the final valuation date.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at an agreed discount to the initial price to public.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions.  The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document.  Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to any of the Portfolio Shares or as to the suitability of an investment in the notes.

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.